EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-195981, 202062, 209522, and 216156) pertaining to the 2007 Stock Plan, 2014 Employee Stock Purchase Plan, and 2014 Equity Incentive Plan of Q2 Holdings, Inc. of our reports dated February 16, 2018, with respect to the consolidated financial statements of Q2 Holdings, Inc. and the effectiveness of internal control over financial reporting of Q2 Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Austin, Texas
February 16, 2018